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News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PST
JANUARY 31, 2014

Chevron Reports Fourth Quarter Net Income of $4.9 Billion
And 2013 Earnings of $21.4 Billion

SAN RAMON, Calif., January 31, 2014 – Chevron Corporation (NYSE: CVX) today reported earnings of $4.9 billion ($2.57 per share – diluted) for the fourth quarter 2013, compared with $7.2 billion ($3.70 per share – diluted) in the 2012 fourth quarter.
Full-year 2013 earnings were $21.4 billion ($11.09 per share – diluted), down 18 percent from $26.2 billion ($13.32 per share – diluted) in 2012.
Sales and other operating revenues in the fourth quarter 2013 were $54 billion, compared to $56 billion in the year-ago period.

Earnings Summary

	Fourth Quarter		Year
Millions of dollars	2013	2012	2013	2012
Earnings by Business Segment
Upstream	$4,852	$6,858	$20,809	$23,788
Downstream	390	925	2,237	4,299
All Other	(312)	(538)	(1,623)	(1,908)
Total (1)(2)	$4,930	$7,245	$21,423	$26,179
(1) Includes foreign currency effects	$202	$(131)	$474	$(454)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Global crude oil prices and refining margins were generally lower in 2013 than 2012,” said Chairman and CEO John Watson. “These conditions, as well as lower gains on asset sales and higher expenses, resulted in lower earnings. We continue to have an advantaged portfolio, and we have maintained our industry-leading position in upstream earnings per barrel for the past four years.”
“Our strong financial position and healthy cash generation in 2013 have allowed us to fund a substantial investment program, add several new resource opportunities and, at the same time, raise shareholder distributions. Major capital projects currently under construction are expected to deliver significant production growth and shareholder value in the years ahead. We also raised the dividend on

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our common shares for the 26th consecutive year and continued our share repurchase program, both of which underscore our commitment to providing strong shareholder returns.”
Watson continued, “We made significant progress on our LNG projects in Australia during the past year, with Gorgon almost 75 percent complete and Wheatstone successfully reaching important construction and LNG marketing milestones. We expect 2014 will be the peak year for spending on these two projects as we move them closer to first production. Significant progress was also made at two important Gulf of Mexico deepwater projects, Jack/St. Malo and Big Foot.”
“We continued to pursue shale and tight-rock opportunities during 2013,” Watson noted. Key achievements included major new investments in the Vaca Muerta Shale in Argentina and the Kitimat LNG Project in Canada, acquisition of additional acreage in the Duvernay Shale in Canada, and securing new shale opportunities in Ukraine and central Australia.
Watson commented that the company added approximately 800 million barrels of net oil-equivalent proved reserves in 2013. These additions, which are subject to final reviews, equate to approximately 85 percent of net oil-equivalent production for the year. The largest additions were for the Marcellus Shale and the Permian Basin in the United States. Also significant were additions for fields in Asia and Africa. The company’s three-year average reserve replacement ratio is 123 percent of net oil-equivalent production. The company will provide additional details relating to 2013 reserve additions in its Annual Report on Form 10-K scheduled for filing with the SEC on February 21, 2014.
“In the downstream, we progressed our new premium base-oil plant in Pascagoula, Mississippi, and look forward to start-up in early 2014,” Watson continued. “In addition, Chevron Phillips Chemical reached a final investment decision on a new ethane cracker in Texas. Both of these projects advance our strategy of focusing investments on higher growth and higher margin products.”
The company purchased $1.25 billion of its common stock in fourth quarter 2013 under its share repurchase program. Repurchases for the full year totaled $5 billion. At year-end, balances of cash, cash equivalents, time deposits and marketable securities totaled $16.5 billion, a decrease of $5.4 billion from the end of 2012. Total debt at December 31, 2013 stood at $20.4 billion, an increase of $8.2 billion from a year earlier.

UPSTREAM
Worldwide net oil-equivalent production was 2.58 million barrels per day in the fourth quarter 2013, down from 2.67 million barrels per day in the 2012 fourth quarter. Production increases from project ramp-ups in the United States and Nigeria were more than offset by normal field declines and lower cost recovery volumes.

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U.S. Upstream

	Fourth Quarter		Year
Millions of Dollars	2013	2012	2013	2012
Earnings	$803	$1,363	$4,044	$5,332

U.S. upstream earnings of $803 million in the fourth quarter 2013 were down $560 million from a year earlier due to lower crude oil production and higher operating, income tax, depreciation and exploration expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $90 in the fourth quarter 2013, down from $91 a year ago. The average sales price of natural gas was $3.35 per thousand cubic feet, compared with $3.22 in last year’s fourth quarter.
Net oil-equivalent production of 650,000 barrels per day in the fourth quarter 2013 was down 24,000 barrels per day, or 4 percent, from a year earlier. Production increases in the Marcellus Shale in western Pennsylvania and the Delaware Basin in New Mexico were more than offset by normal field declines elsewhere. The net liquids component of oil-equivalent production decreased 5 percent in the 2013 fourth quarter to 440,000 barrels per day, while net natural gas production decreased 1 percent to 1.26 billion cubic feet per day.
International Upstream

	Fourth Quarter		Year
Millions of Dollars	2013	2012	2013	2012
Earnings*	$4,049	$5,495	$16,765	$18,456
*Includes foreign currency effects	$300	$(34)	$559	$(275)
International upstream earnings of $4.0 billion decreased $1.45 billion from the fourth quarter 2012. The decrease between quarters was primarily due to the absence of a gain of approximately $1.4 billion on an asset exchange in Australia and higher exploration expenses. Foreign currency effects increased earnings by $300 million in the 2013 quarter, compared with a decrease of $34 million a year earlier.
The average sales price for crude oil and natural gas liquids in the fourth quarter 2013 was $101 per barrel, up from $100 a year earlier. The average price of natural gas was $5.75 per thousand cubic feet, compared with $5.97 in last year’s fourth quarter.
Net oil-equivalent production of 1.93 million barrels per day in the fourth quarter 2013 was down 68,000 barrels per day, or 3 percent, from a year ago. Production increases due to project ramp-ups in Nigeria were more than offset by normal field declines and lower cost recovery volumes. The net liquids component of oil-equivalent production decreased 4 percent to 1.29 million barrels per day, while net natural gas production decreased 3 percent to 3.84 billion cubic feet per day.

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DOWNSTREAM
U.S. Downstream

	Fourth Quarter		Year
Millions of Dollars	2013	2012	2013	2012
Earnings	$265	$331	$787	$2,048
U.S. downstream operations earned $265 million in the fourth quarter 2013 compared with earnings of $331 million a year earlier. The decrease was mainly due to higher operating expenses reflecting repair and maintenance activity at company refineries and lower margins on refined product sales, partially offset by higher gains on asset sales.
Refinery crude oil input of 871,000 barrels per day in the fourth quarter 2013 increased 169,000 barrels per day from the year-ago period. The increase was primarily due to the absence of effects of an August 2012 incident at the refinery in Richmond, California that shut down the crude unit. Refined product sales of 1.22 million barrels per day were up 69,000 barrels per day from the fourth quarter 2012, mainly reflecting higher gas oils, kerosene and jet fuel sales. Branded gasoline sales increased 1 percent to 513,000 barrels per day.
International Downstream

	Fourth Quarter		Year
Millions of Dollars	2013	2012	2013	2012
Earnings*	$125	$594	$1,450	$2,251
*Includes foreign currency effects	$(96)	$(97)	$(76)	$(173)
International downstream operations earned $125 million in the fourth quarter 2013 compared with $594 million a year earlier. Current quarter earnings decreased due to lower gains on asset sales, lower margins on refined product sales, an unfavorable change in price effects on derivative instruments and higher income tax expenses. Foreign currency effects decreased earnings by $96 million and $97 million in the 2013 and 2012 periods, respectively.
Refinery crude oil input of 878,000 barrels per day in the fourth quarter 2013 decreased 40,000 barrels per day from the year-ago period. Total refined product sales of 1.56 million barrels per day in the 2013 fourth quarter were essentially flat with the year-ago period.

ALL OTHER

	Fourth Quarter		Year
Millions of Dollars	2013	2012	2013	2012
Net Charges*	$(312)	$(538)	$(1,623)	$(1,908)
*Includes foreign currency effects	$(2)	$0	$(9)	$(6)
All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real

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estate activities, energy services, alternative fuels, and technology companies.
Net charges in the fourth quarter 2013 were $312 million, compared with $538 million in the year-ago period. The change between periods was mainly due to lower corporate tax items and other corporate charges.

CASH FLOW FROM OPERATIONS
Cash flow from operations in 2013 is estimated at $35.0 billion, compared with $38.8 billion in 2012. Excluding working capital effects, estimated cash flow from operations in 2013 is $36.3 billion, compared with $38.4 billion in 2012, primarily reflecting lower earnings.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in 2013 were $41.9 billion, compared with $34.2 billion in 2012. The amounts included $2.7 billion in 2013 and $2.1 billion in 2012 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for 2013 include approximately $4 billion for major resource acquisitions in Argentina, Australia, the Permian Basin and the Kurdistan Region of Iraq, along with additional acreage in the Duvernay Shale and interests in the Kitimat LNG Project in Canada. In addition, work progressed on a number of major capital projects, particularly two Australian LNG projects and two deepwater Gulf of Mexico projects. Expenditures for upstream represented 90 percent of the companywide total in 2013.

# # #
NOTICE
Chevron’s discussion of fourth quarter 2013 earnings with security analysts will take place on Friday, January 31, 2014, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
Chevron will post selected first quarter 2014 interim performance data for the company and industry on its Web site on Wednesday, April 9, 2014, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and

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results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 28 through 30 of the company’s 2012 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$53,950	$56,254	$220,156	$230,590
Income from equity affiliates	1,824	1,815	7,527	6,889
Other income	384	2,483	1,165	4,430
Total Revenues and Other Income	56,158	60,552	228,848	241,909
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	32,691	33,959	134,696	140,766
Operating, selling, general and administrative expenses	7,697	7,455	29,137	27,294
Exploration expenses	726	357	1,861	1,728
Depreciation, depletion and amortization	3,635	3,554	14,186	13,413
Taxes other than on income *	3,211	3,251	13,063	12,376
Total Costs and Other Deductions	47,960	48,576	192,943	195,577
Income Before Income Tax Expense	8,198	11,976	35,905	46,332
Income tax expense	3,240	4,679	14,308	19,996
Net Income	4,958	7,297	21,597	26,336
Less: Net income attributable to noncontrolling interests	28	52	174	157
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$4,930	$7,245	$21,423	$26,179

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.60	$3.73	$11.18	$13.42
- Diluted	$2.57	$3.70	$11.09	$13.32
Dividends	$1.00	$0.90	$3.90	$3.51

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,903,930	1,938,257	1,917,018	1,950,480
- Diluted	1,919,324	1,952,298	1,932,393	1,964,755

* Includes excise, value-added and similar taxes.	$2,128	$2,131	$8,492	$8,010

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Attachment 2
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Upstream
United States	$803	$1,363	$4,044	$5,332
International	4,049	5,495	16,765	18,456
Total Upstream	4,852	6,858	20,809	23,788
Downstream
United States	265	331	787	2,048
International	125	594	1,450	2,251
Total Downstream	390	925	2,237	4,299
All Other (1)	(312)	(538)	(1,623)	(1,908)
Total (2)	$4,930	$7,245	$21,423	$26,179

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2013	Dec. 31, 2012
Cash and Cash Equivalents	$16,245	$20,939
Time Deposits	$8	$708
Marketable Securities	$263	$266
Total Assets	$253,753	$232,982
Total Debt	$20,431	$12,192
Total Chevron Corporation Stockholders' Equity	$149,113	$136,524

	Year Ended December 31
ESTIMATED CASH FLOW FROM OPERATIONS	2013	2012
Net Cash Provided by Operating Activities	$35,002	$38,812
Net (increase) decrease in Operating Working Capital	$(1,331)	$363
Net Cash Provided by Operating Activities Excluding Working Capital	$36,333	$38,449

	Three Months Ended December 31		Year Ended December 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2013	2012	2013	2012
United States
Upstream	$2,567	$3,488	$8,480	$8,531
Downstream	699	792	1,986	1,913
Other	375	262	821	602
Total United States	3,641	4,542	11,287	11,046
International
Upstream	8,812	6,494	29,378	21,913
Downstream	499	512	1,189	1,259
Other	6	8	23	11
Total International	9,317	7,014	30,590	23,183
Worldwide	$12,958	$11,556	$41,877	$34,229
(1)  Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$275	$126	$725	$308
International	669	623	1,973	1,809
Total	$944	$749	$2,698	$2,117

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Attachment 3
CHEVRON CORPORATION - FINANCIAL REVIEW

OPERATING STATISTICS (1)	Three Months Ended December 31		Year Ended December 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2013	2012	2013	2012
United States	440	462	449	455
International	1,286	1,333	1,282	1,309
Worldwide	1,726	1,795	1,731	1,764
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,261	1,273	1,246	1,203
International	3,836	3,963	3,946	3,871
Worldwide	5,097	5,236	5,192	5,074
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	650	674	657	655
International	1,926	1,994	1,940	1,955
Worldwide	2,576	2,668	2,597	2,610
SALES OF NATURAL GAS (MMCF/D):
United States	4,559	5,509	5,483	5,470
International	4,168	4,214	4,251	4,315
Worldwide	8,727	9,723	9,734	9,785
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	154	167	142	157
International	89	92	88	88
Worldwide	243	259	230	245
SALES OF REFINED PRODUCTS (MB/D):
United States	1,221	1,152	1,182	1,211
International (5)	1,557	1,565	1,529	1,554
Worldwide	2,778	2,717	2,711	2,765
REFINERY INPUT (MB/D):
United States	871	702	774	833
International (6)	878	918	864	869
Worldwide	1,749	1,620	1,638	1,702

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	45	43	43	43
Venezuela Affiliate - Synthetic Oil	32	22	25	17
(3) Includes natural gas consumed in operations (MMCF/D):
United States (7)	68	69	72	65
International (7)	456	452	452	457
(4) Net oil-equivalent production is the sum of net liquids production and net gas production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.
(5) Includes share of affiliate sales (MB/D):	469	522	471	522
(6) As of June 2012, Star Petroleum Refining Company crude-input volumes are reported on a 100 percent consolidated basis. Prior to June 2012, crude-input volumes reflect a 64 percent equity interest.
(7) 2012 conforms to 2013 presentation.